Exhibit 3.302

ASSIGNMENT OF

LIMITED LIABILITY COMPANY INTERESTS

This Assignment of Limited Liability Company Interests (this “Assignment”) is executed and effective as of November 1, 2012, by Aviv Financing I, L.L.C., a Delaware limited liability company (“Assignor”), and Aviv Financing II, L.L.C., a Delaware limited liability company (“Assignee”).

RECITALS

WHEREAS, Assignor owns all of the issued and outstanding limited liability company membership interest (the “Interest”) in Columbus Texas Aviv, L.L.C., a Delaware Limited Liability Company (the “Subsidiary”);

WHEREAS, the Subsidiary was a party to that certain Amended and Restated Credit Agreement dated as of May 31, 2012, by and among Assignor, the Subsidiaries and certain other subsidiaries of Assignor, as borrowers, the financial institutions from time to time party thereto, as lenders, and General Electric Capital Corporation, as administrative agent (as has been or may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Facility”);

WHEREAS, on October 30, 2012, the Subsidiary was released from its obligations as a borrower under the Existing Credit Facility (the “Transaction”); and

WHEREAS, in connection with the Transaction the parties hereto believe that it is in their collective best interest to enter into this Assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

AGREEMENT

1. Assignor hereby conveys, assigns and delivers unto Assignee, its successors and assigns, as of the date hereof, all right, title and interest in, to and with respect to the Interest.

2. Assignee hereby accepts, as of the date hereof, the assignment of the Interest and agrees to be bound by the terms of the Limited Liability Company Agreement of the Subsidiary as the sole member of the Subsidiary.

3. Assignor covenants and agrees to do, execute, acknowledge and deliver to, or cause to be done, executed, acknowledged and delivered to, Assignee, its successors and assigns, all such further acts, deeds, assignments, transfers, conveyances and assurances that may be reasonably requested by Assignee for the better assigning, transferring, conveying, delivering, assuring and confirming to Assignee, its successors or assigns, any or all of the Interests.

4. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

– Signature Page Follows –

Columbus Texas Aviv, L.L.C.

Assignment from AFI to AFII

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first above written.

AVIV FINANCING I, L.L.C.,
a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership, its sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership, its general partner

		By:	AVIV REIT, INC.,
a Maryland corporation, its general partner

			By:	/s/ Craig M. Bernfield
			Name:	Craig M. Bernfield
			Its:	Chief Executive Officer

AVIV FINANCING II, L.L.C.,
a Delaware limited liability company,

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,
a Delaware limited partnership, its sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership, its general partner

		By:	AVIV REIT, INC.,
a Maryland corporation, its general partner

			By:	/s/ Craig M. Bernfield
			Name:	Craig M. Bernfield
			Its:	Chief Executive Officer

Columbus Texas Aviv, L.L.C.

Assignment from AFI to AFII